Exhibit 16.1

CROWE Crowe Chizek and Company LLC Member Horwath International	55 Campau Avenue, N.W., Suite 300 Grand Rapids, Michigan 49503-2642 Tel 616.774.0774 Fax 616.752.4226 www.crowechizek.com

May 11, 2007

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Section 4.01 (a) of Form 8-K of Firstbank Corporation, dated May 8, 2007 and filed May 11, 2007, as contained in the second, third and fourth paragraphs of Section 4.01 (a), and are in agreement with those statements.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Grand Rapids, Michigan

cc:	Mr. Edward Grant Audit Committee Chairman Firstbank Corporation